IMPORTANT

YOUR VOTE IS URGENTLY NEEDED

Dear Shareholder:

Recently you received a proxy statement and proxy card requesting your vote for the November 29, 1994 Special Meeting of Shareholders for your investment in the Smith Barney Fundamental Value Fund.

As this meeting was adjourned due to insufficient votes, we are requesting that you review the proxy statement, sign the proxy card, and return the card promptly. Timely receipt of the proxy cards will save your fund the cost of additional adjournments.

For your convenience, a new proxy card is enclosed along with a postage paid return envelope.

Thank you for your cooperation. If you have already returned your prosy card, please disregard this notice.

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